April 1, 1999


Dear Contract Owner:

All or part of the variable portion of your Futurity Contract is invested in shares of one or more of the Emerging Markets Portfolio, International Equity Portfolio, Post-Venture Portfolio or Small Company Growth Portfolio of Warburg Pincus Trust (the "Trust"). The Board of Trustees of the Trust is soliciting ballots in connection with certain proposals.

Although you are not a shareholder of the Trust, you do have the right to instruct Sun Life Assurance Company of Canada (U.S.) (the "Insurance Company"), issuer of the Contract, as to the manner in which the number of shares of the Fund attributable to your Contract should be voted. The Insurance Company will follow voting instructions received by May 20, 1999. Shares for which no timely voting instructions are received will be voted by the Insurance Company in the same proportion as the shares for which instructions are received from persons having such right.

We have enclosed a copy of the Proxy Statement with some additional materials from Warburg Pincus Funds and a card entitled "Voting Instructions". This card is the only means for you to register your vote on the proposals to be acted upon at the meeting. You cannot register your vote by contacting Warburg Pincus Funds or their proxy solicitor directly. If you have any questions about the voting procedure, please call (800) 752-7219, extension 9552.

Your vote on these matters is important. Please complete the Voting Instructions Card and return it promptly in the envelope provided in order to ensure that all the shares attributable to your Contract are voted by the Insurance Company.

Sincerely,



Robert K. Leach
Vice President
Retirement Products & Services